UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2007
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation or organization)		(Commission File Number)
(I.R.S. Employer Identification No.)

914 N Jefferson Street		72764
Springdale, Arkansas		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code		(479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING
     The Company received a Nasdaq Staff Deficiency Letter on December 21, 2007 indicating that the Company fails to comply with the minimum bid price requirement for continued Nasdaq Stock Market listing set forth in Nasdaq’s Marketplace Rule 4310(c)(4), in that the Company’s common stock had closed below the $1.00 minimum bid price for 30 consecutive business days. In accordance with the Marketplace Rules, the Company will be provided 180 calendar days, until June 18, 2008 to regain compliance, which may be accomplished if the bid price of the Company’s common stock equals or exceeds $1.00 per share for a minimum of 10 consecutive business days before June 18, 2008.
     The Company will assess the trading activity and price of its stock during the early part of 2008 and intends to take such action as may be necessary, including a potential reverse stock split, to regain compliance with such Marketplace Rule.

ITEM 8.01	OTHER EVENTS
     A law firm representing the owners of three ChoiceDek decks has threatened litigation against the Company regarding these decks. This same law firm has also been soliciting customer complaints regarding ChoiceDek decking and has threatened litigation on a punitive class basis. No lawsuit has been filed to this point. The Company is investigating the merits of these claims. Should the Company be unable to reach a resolution of these claims and should such law firm determine that it wants to litigate this matter either on an individual or a punitive class basis, the Company expects to vigorously defend itself.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

99.1	Press release issued December 27, 2007 announcing Nasdaq listing noncompliance.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ JOE G. BROOKS
Joe G. Brooks,
Chairman, Co-Chief Executive Officer and President

Date: December 28, 2007

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